Exhibit 5.2

Tyco International Finance S.A.		Avocats à la Cour 33 avenue J.F. Kennedy L-1855 Luxembourg PO Box 5017 L-1050 Luxembourg
29, avenue de la Porte Neuve
L-2227 Luxembourg		Tel	+352 4444 55 1
		Fax	+352 4444 55 222

Our ref	0086990-0000022 LU:4784635.3

Luxembourg, 16 December 2011

Tyco International Finance S.A. (incorporated with limited liability under the laws of the Grand Duchy of Luxembourg)

Dear Sirs,

We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Tyco International Finance S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 29, avenue de la Porte Neuve, L-2227 Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 123550 (the Company).

This legal opinion is issued in connection with the Company’s filing with the Securities and Exchange Commission of a new Registration Statement on Form S-3 (the Registration Statement), which includes a prospectus dated 16 December 2011 (the Prospectus), with respect to the registration by the Company of the offering and sale of an indeterminate amount (denominated in USD or a foreign currency, currency unit or composite currency) of senior or subordinated debt securities (as described in the Prospectus) being guaranteed by Tyco International Ltd. (the Securities).

1.                                     DOCUMENTS

We have examined, to the exclusion of any other document, the following documents:

1.1                                a copy received by e-mail on 16 December 2011 of the executed Registration Statement, including the Prospectus dated 16 December 2011;

1.2                                a copy of the extract of the minutes of the meeting of the board of directors of the Company (the Board) held on 15 December 2011 minuting the approval by the Board of the Registration Statement (the Resolutions);

1.3                                a copy of the consolidated articles of association of the Company as of 29 April 2011 (the Articles);

Allen & Overy Luxembourg is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C.

1.4                                a copy of an excerpt of the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) pertaining to the Company dated 16 December 2011 (the Excerpt);

1.5                                an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated 16 December 2011 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de faillite) (the Certificate);

The Registration Statement, including the Prospectus, will hereinafter be referred to as the Opinion Document.

2.                                     ASSUMPTIONS

For the purposes of this opinion, we have assumed with your consent, and we have not verified independently, the following:

2.1                                that where documents have been examined by us in draft or specimen form, such documents will be or have been executed in the form of that draft or specimen and by such person as specified in the Resolutions;

2.2                                the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

2.3                                that the Opinion Document has been executed by such persons as specified in the Resolutions;

2.4                                the due and valid authorization, execution and delivery of the Opinion Documents by all the parties thereto (other than the Company), as well as the capacity, power, authority, and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations (other than Luxembourg law) and all internal authorisation procedures by each party (other than the Company) for the execution by it of the Opinion Document to which it is expressed to be a party;

2.5                                that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Document;

2.6                                that all authorizations, approvals and consents of any country other than Luxembourg which may be required in connection with the execution, delivery and performance of the Opinion Document (and any other documents required in respect of the offering of the Securities) have been or will be obtained and that all internal corporate or other authorization procedures by each party (other than the Company) for the execution by it of the Opinion Document (or any document in connection therewith) to which it is expressed to be a party, have been duly fulfilled;

2.7                                the due compliance with all matters (including without limitation, the obtaining of necessary consents and approvals and the making of necessary filings and registrations) required in connection with the Opinion Agreement to render it enforceable in all relevant jurisdictions (other than Luxembourg);

2.8                                that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (as such term is defined in the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the EU Insolvency Regulation)) of the Company are located at its registered office (siège statutaire) in Luxembourg

2.9                                that the Company complies with, and adheres to, the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

2.10                          that the entry and the performance by the Company under the Opinion Document will materially benefit the Company and is in its best interest, and for its corporate benefit;

2.11                          that the Securities issued by the Company as referred to in the Opinion Document will not be offered to the public in Luxembourg;

2.12                          that the Opinion Document creates legally valid, binding and enforceable obligations under its governing law (other than Luxembourg), that the choice of such governing law and of the jurisdiction clause are valid (as a matter of such governing law) as the choice of the governing law and the submission to the jurisdiction of the chosen courts for the Opinion Document;

2.13                          that the obligations assumed by all the parties under the Opinion Document constitute legally valid, binding and enforceable obligations in accordance with their terms under the respective governing laws of such obligations (other than the laws of Luxembourg);

2.14                          that the Opinion Document is entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

2.15                          that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

2.16                          that all the parties to the Opinion Documents (other than the Company) are companies duly organised, incorporated and existing in accordance with the laws of the jurisdiction of their respective incorporation and/or their registered office and/or the place of effective management, having a corporate existence; that in respect of all the parties to the Opinion Document, no steps have been taken pursuant to any insolvency or similar proceedings to appoint an administrator, receiver or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

2.17                          that the entry into and performance of the Company under the Opinion Document are for the corporate benefit (intérêt social) of the Company;

2.18                          that the Resolutions are in full force and effect, have not been amended, rescinded, revoked or declared void since the date referred to in paragraph 1.2 above, either in whole or in part, and they accurately record the resolutions passed by the board of directors of the Company;

2.19                          that the Articles have not been amended since the date referred to in paragraph 1.3;

2.20                          that any representation, warranty or statement of fact or law, other than as to the laws of Luxembourg, made in the Opinion Document is true, accurate and complete in all respects material to this opinion;

2.21                          that all conditions precedent to the effectiveness of the Opinion Document (other than with respect to matters as to which we opine herein) have been satisfied and that therefore the Opinion Document is in full force and effect as against the parties thereto;

2.22                          that the Opinion Document is in the proper legal form to be admissible in evidence and enforced in the courts, and in accordance with the laws of the State of New York by which it is expressed to be governed;

2.23                          that all payments and transfers made by, on behalf of, in favour of, or for the account of, the Company under the Opinion Document and the Securities, are made on an arm’s length basis and in accordance with market practice;

2.24                          that the Company is not, is not deemed to be, and, as a result of the issuance of the Securities, will not be, over-indebted in light of the current practice of the Luxembourg tax administration and complies with Luxembourg transfer pricing rules;

2.25                          that none of the holders of the Securities will have any relationship with the Company other than that of an independent third party acting in the normal course of its business and/or will maintain any particular economic relation with the Company, other than that contemplated by the Securities;

2.26                          that none of the Securities will carry interest, or any other payment, contingent on the profits of, or on the distribution of profits by, the Company; and

2.27                          that none of the Securities will be exchangeable for, convertible into, or linked to shares or other equity instruments issued or to be issued by the Company.

3.                                     OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

3.1                                the Company is a public limited liability company (société anonyme) duly incorporated and existing under the laws of Luxembourg for an unlimited duration;

3.2                                the Company has the corporate power and authority under the laws of Luxembourg to enter into and perform its obligations under the Opinion Document;

3.3                                the Opinion Document has been duly authorised, executed and delivered on behalf of the Company, and all steps necessary to authorise the entering into the Opinion Document have been taken;

3.4                                the Opinion Document is legally valid and binding under Luxembourg law and constitute legally valid and binding obligations of the Company;

3.5                                the Opinion Document is enforceable under Luxembourg law. The obligations expressed to be assumed by the Company under the Agreement would be enforceable against the Company in the Luxembourg courts in accordance with their express terms;

3.6                                no authorisations, approvals or consents of governmental, judicial and public bodies and authorities of or in Luxembourg are required under statute in connection with the entry into or performance by the Company of the Opinion Document and the Company’s issuance of the Securities.

It is not necessary in order to ensure the enforceability or admissibility in evidence of the Opinion Document, that it be notarised or subject to any other formality or be filed, recorded, registered or enrolled with any court or official authority in Luxembourg;

3.7                                the choice of laws of the State of New York law as the governing law of the Opinion Document would be upheld as a valid choice of law by the courts of Luxembourg and applied by those courts in proceedings in relation to the Opinion Document as the governing law thereof;

3.8                                the obligations of the Company under the Opinion Document constitute its legal, valid and binding obligations and are enforceable, subject to their validity, legality and enforceability under the laws of the State of New York;

3.9                                the submission to the jurisdiction of the courts of the State of New York by the Company contained in the Opinion Document constitutes an effective submission by the Company to the jurisdiction of such courts;

3.10                          a final and conclusive judgement in respect of the Opinion Document obtained against the Company in any federal or New York State court would be recognised and enforced by the Luxembourg courts subject to the applicable enforcement procedure (as set out in the relevant provisions of the Luxembourg New Civil Procedure Code).

Pursuant to Luxembourg case law, the enforcement of such judgment is subject to the following requirements:

•                                          the foreign judgment must be enforceable in the country of origin,

•                                         the court of origin must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdictions rules,

•                                         the foreign proceedings must have been regular in light of the laws of the country of origin,

•                                         the rights of defence must not have been violated,

•                                         the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules, or, at least, the judgment must not contravene the principles underlying these rules,

•                                         the considerations of the foreign judgment as well as the judgement as such must not contravene Luxembourg international public policy,

•                                         the foreign judgment must not have been rendered as a result of or in connection with an evasion of Luxembourg law (“fraude à la loi”);

3.11                          the Company is not entitled to claim immunity from jurisdiction or immunity from enforcement with respect to any action or proceeding brought in connection with its obligations under the Opinion Document in the courts of Luxembourg;

3.12                          according to the Certificate, on the day immediately prior to the date of issuance of the Certificate, no court order was recorded with the Register pursuant to which the Company had been adjudicated bankrupt (faillite) or become subject to, or benefited from, a reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de faillite);

3.13                          there are no stamp, registration or similar taxes, duties or charges under the laws of Luxembourg payable in connection with the execution, performance, and enforcement by the relevant parties of the Opinion Document; and

3.14                          any interest payable under, or with respect to, the Opinion Document may be made free and clear of, and without withholding or deduction for or on account of, withholding tax in Luxembourg.

4.                                      QUALIFICATIONS

The above opinions are subject to the following qualifications:

4.1                                the validity, legality, performance and enforceability of the Opinion Document is subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganization or similar Luxembourg or foreign laws affecting the rights of creditors generally;

4.2                                a search at the Register is not capable of conclusively revealing whether a, and the Certificate does not constitute conclusive evidence that no, winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made;

4.3                                the corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Official Gazette unless the company proves that the relevant third parties had prior knowledge thereof.

4.4                                with respect to the opinions expressed in paragraphs 3.6 and 3.13 above, the registration of the Opinion Document with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings being brought before the Luxembourg courts or, in the case that the Opinion Document must be produced before an official Luxembourg authority or, in the case that the Opinion Document is referred to in a public deed, in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24 (zero point twenty four) per cent. of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered. If registration is so required, the Luxembourg courts or the official Luxembourg authority may require that the Opinion Document and/or any judgment obtained in a foreign court must be translated into French or German;

In our experience it is unlikely that registration of the Opinion Documents will be required by Luxembourg courts or official authorities. However, if such registration were required, it cannot be entirely excluded that an ad valorem duty of 0.24 (zero point twenty-four) per cent. of the payment obligation expressed under such Opinion Document will be due.

4.5                                Payments made, as well as other transactions (listed in the pertinent section of the Luxembourg Commercial Code) concluded or performed, during the suspect period (période suspecte) which is fixed by the Luxembourg court and dates back not more than six months as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver.

In particular,

(a)                                 article 445 of the Luxembourg Commercial Code sets out that specific transactions entered into during the suspect period and an additional period of ten days preceding the suspect period fixed by the court (e.g., the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; transactions without consideration or for materially inadequate consideration) must be set aside or declared void, as the case may be, if so requested by the insolvency receiver;

(b)                                article 446 of the Luxembourg Commercial Code states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

(c)                                  regardless of the suspect period, article 448 of the Luxembourg Commercial Code and article 1167 of the Luxembourg Civil Code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

4.6                                we do not express or imply any opinion in respect of a withholding tax that may become due or payable pursuant to (i) the Luxembourg laws of 21 June 2005 implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States, or (ii) the Luxembourg law of 23 December 2005 as amended introducing a withholding tax of 10% on payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg;

4.7                                we express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion Document (or any document in connection therewith) or by the issuance of Securities and we express no opinion on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom;

4.8                                we express no opinion as to whether the performance of the Opinion Document by the Company would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof;

4.9                                with respect to the opinions expressed in paragraph 3.7 above, the Luxembourg courts might not apply a chosen foreign law if that choice was not made bona fide and/or:

(i)                                     it were not pleaded and proven; or

(ii)                                  if pleaded and proven, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy.

Were the Opinion Document governed by Luxembourg law, none of their provisions would in substance be contrary to mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg Public Policy, except as otherwise specifically referred to in this legal opinion.

4.10                          where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction;

4.11                          any judgement awarded in the courts of Luxembourg may be expressed in a currency other than the euro. However, any obligation to pay a sum of money would be enforceable in Luxembourg in terms of the euro only;

4.12                          interest may not accrue on interest that is due on principal, unless such interest has been due for at least one year (article 1154 of the Luxembourg Civil Code). The right to compound interest is limited to cases where (i) the interest has been due for at least one year and (ii) the parties have specifically provided in an agreement (to be made after that interest has become due for at least one year) that such interest may be compounded (or absent such agreement, the creditor may file an appropriate request with the relevant court). The provisions of article 1154 of the Luxembourg Civil Code are generally considered to be a point of public policy under Luxembourg law. It is possible, although it is highly unlikely, that a Luxembourg court would  hold these provisions to be a point of international public policy that would set aside the relevant foreign governing law;

4.13                          no opinion is expressed as to the validity and enforceability of provisions whereby interest on overdue amounts or other payment obligations shall continue to accrue or subsist after judgment;

4.14                          clauses that grant to the debtor of an obligation the power to determine, in its absolute discretion, if, and if so, under which conditions its obligation will be performed may be declared void by a Luxembourg court (if competent) on the basis of articles 1170 and 1174 of the Luxembourg Civil Code (condition purement potestative, one-sided clause). It is possible that a Luxembourg court would hold articles 1170 and 1174 of the Luxembourg Civil Code to be a point of international public policy that would set aside the relevant foreign governing law;

4.15                          we express no opinion in respect of the effectiveness of clauses which provide that amendments to an agreement can only be made, and waivers can only be granted, in writing;

4.16                          we express no opinion on the validity or enforceability of waivers granted for future rights;

4.17                          certain obligations may not be the subject of specific performance pursuant to judgments, but may result only in damages. Accordingly, Luxembourg courts may issue an award of damages where specific performance is deemed impracticable or an award of damages is determined adequate;

4.18                          notwithstanding a foreign jurisdiction clause or an arbitration clause, the Luxembourg courts would, in principle, have jurisdiction to order provisional measures in connection with assets or persons located in Luxembourg and such measures would most likely be governed by Luxembourg law;

4.19                          any certificate or determination which would by contract be deemed to be conclusive may not be upheld by the Luxembourg courts;

4.20                          a Luxembourg court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg court. A Luxembourg court may not award by way of costs all of the expenditures incurred by a successful litigant in proceedings brought before a Luxembourg court;

4.21                          claims may become barred under statutory limitations period rules. Claims may be subject to the rules of set-off or counter-claims. We express no opinion as to whether rights of set-off, including rights on close-out netting, are effective in a Luxembourg insolvency situation;

4.22                          under the laws of Luxembourg, a power of attorney or mandate (mandat), whether or not irrevocable, will terminate by force of law, and without notice, upon the occurrence of insolvency events affecting a party in Luxembourg. The designation of a service of process agent may constitute (or may be deemed to constitute) a power of attorney or mandate (mandat);

4.23                          any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another party may be limited in terms of items or amounts as a Luxembourg court (if competent) deems appropriate;

4.24                          we express no opinion in respect of the effectiveness or ineffectiveness, or the consequences of such ineffectiveness, of a purported revocation by the Company of a power of attorney or mandate expressed to be irrevocable;

4.25                          no opinion is expressed as to the validity and enforceability of provisions whereby interest on overdue amounts or other payment obligations shall continue to accrue or subsist after judgement;

4.26                          a Luxembourg court might not give effect to a clause purporting to determine the date on which notice is deemed to have been made;

4.27                          the discretion of any party under any Opinion Document would have to be exercised in good faith;

With your consent, we have not made any enquiry regarding, and no opinion is expressed or implied in relation to, the accuracy of any representation or warranty given by, or concerning, any of the parties to the Opinion Document or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them, save as expressly provided herein.

As used in this legal opinion, the term enforceable means that the relevant rights and obligations are of a type which the Luxembourg courts do normally enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their respective terms, enforcement being subject to, inter alia, the nature of the remedies available in the Luxembourg courts, the acceptance by such court of jurisdiction, the discretion of the courts (within the limits of Luxembourg law), the power of such courts to stay proceedings, to grant grace periods, the provisions of Luxembourg civil procedure rules regarding remedies, enforcement measures available under Luxembourg law, mandatory provisions of Luxembourg law or principles of Luxembourg international public policy from time to time in force and the general principles of Luxembourg law in particular, the general principle of good faith performance.

International public policy means the fundamental concepts of Luxembourg law that the Luxembourg courts may deem to be of such significance so as to exclude the application of an (otherwise applicable) foreign law (deemed to be contrary in its results to such concepts). International public policy is a matter which is constantly evolving on the basis of the position of Luxembourg courts with respect to cases they hear. Accordingly, there are uncertainties as to what is considered as international public policy under Luxembourg law.

This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Agreement[s] (or any document in connection therewith).

This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that we are qualified as Luxembourg lawyers and are not qualified as US attorneys and that consequently we do not and cannot express any views under or in respect of US law and that the opinion should be construed by reference to Luxembourg law and Luxembourg standards only.

This legal opinion is given to you exclusively in connection with the Opinion Document and may not be relied upon by you for any other purpose.

Yours faithfully,

/s/ Marc Feider

ALLEN & OVERY

Luxembourg

Marc Feider

Avocat à la Cour

Partner